Exhibit 5.1

Opinion of Davis Wright Tremaine LLP

July 28, 2016

Board of Directors

McorpCX, Inc.

201 Spear Street, Suite 1100

San Francisco, CA 94105

Re:     Registration Statement on Form S-8

Dear Ladies and Gentlemen:

This opinion is furnished to McorpCX, Inc., a corporation formed under the laws of the State of California (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of 2,042,615 shares of common stock, no par value per share (the “Shares”), issuable by the Company pursuant to the exercise of stock options awarded under the Company’s Amended and Restated Stock Option Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have reviewed, among other things, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, the Plan, a certificate of an officer of the Company relating to certain factual matters addressed in such certificate, and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the exercise of stock options awarded under the Plan. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have not verified any of those assumptions.

Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Plan has been duly authorized and, when issued pursuant to stock options granted and exercised in accordance with the Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws under the California Corporations Code as in effect as of the date of this opinion letter, and we disclaim any opinion as to the laws of any other jurisdiction. We do not express any opinion regarding the Securities Act or any federal laws or regulations or any “Blue Sky” securities laws of any state.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP